Exhibit 99.1

NEWS RELEASE

July 17, 2012	OTC QB: DPDW

DEEP DOWN ANNOUNCES 1-FOR-20 REVERSE STOCK SPLIT

HOUSTON, TX – July 17, 2012/PRNewswire/ -- Deep Down, Inc. (the “Company”) (OTC QB: DPDW), announced today that it will complete a one-for-twenty reverse stock split of its authorized and outstanding common stock on July 18, 2012.

Immediately before the Reverse Stock Split, Deep Down had 490,000,000 shares of common stock authorized, of which approximately 204,000,000 shares were outstanding. As a result of the Reverse Stock Split, Deep Down will have 24,500,000 authorized shares of common stock, of which approximately 10,200,000 shares will be outstanding, pending fractional-share rounding-up calculations to adjust for the Reverse Stock Split.

The Company noted that the purpose of the reverse split is to increase the per share trading price of its common stock in the hope of attracting a larger pool of investors. The Company also intends to upgrade its listing to the OTCQX as soon as it qualifies. Trading of the Company’s common stock on a post-reverse split-adjusted basis on the OTC QB Market is to begin as of the opening of trading on July 18, 2012.

Registered shareholders of Deep Down who hold existing physical stock certificates will receive a letter of transmittal from Deep Down’s transfer agent, Standard Registrar & Transfer Co. Inc., 12524 South 1840 East, Draper, UT 84020, containing instructions on how to receive new share certificates.

“This is one more important step in the maturity and growth of Deep Down as a publicly held company”, stated Ron Smith, President and CEO.

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, distributed and drill riser buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties and that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

Stonegate Securities, Inc.

casey@stonegateinc.com

972.850.2001